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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Russ Berrie and Company, Inc.:

        We consent to incorporation by reference in the registration statement on Form S-8 of Russ Berrie and Company, Inc. of our report dated February 7, 2003, relating to the consolidated balance sheet of Russ Berrie and Company, Inc. as of December 31, 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2002, and the related schedule, which report appear in the December 31, 2002 Annual Report on Form 10-K of Russ Berrie and Company, Inc.

        Our report refers to the Company's change in the composition of its reportable segments in 2002 and to our audit of the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 and 2000 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Russ Berrie and Company, Inc. other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

                      /s/ KPMG LLP

Short Hills, NJ
January 12, 2004

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  EXHIBIT 23.1